Exhibit 10.3

ARCHAEA ENERGY INC.
EXECUTIVE SEVERANCE PLAN

1. Purpose. Archaea Energy Inc. (the “Company”) has adopted the Archaea Energy Inc. Executive Severance Plan (the “Plan”) to provide severance pay and benefits to eligible officers and management employees who are Eligible Executives (as defined below) and whose employment is terminated on or after May 3, 2022 (the “Effective Date”). The Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

2. Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:

(a) “Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Date of Termination, which shall be paid within 10 business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.

(b) “Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(c) “Applicable March 15” means March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

(d) “Applicable Period” means, with respect to each Eligible Executive, a period of 12 months beginning on the Eligible Executive’s Date of Termination.

(e) “Base Salary” means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Executive could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company as consideration for an Eligible Executive’s services. Notwithstanding the foregoing, in the event of a reduction in an Eligible Executive’s Base Salary resulting in such Eligible Executive’s resignation for Good Reason, for purposes of determining such Eligible Executive’s Severance Amount, such Eligible Executive’s Base Salary shall be deemed to be that in effect immediately prior to such reduction.

(f) “Board” means the Board of Directors of the Company.

(g) “Business” means the business and operations that are the same or similar to those performed by the Company and/or any other member of the Company Group for which an Eligible Executive provides services or about which an Eligible Executive obtains Confidential Information during the Employment Period, which business and operations include, as of the Effective Date, (i) the sourcing, acquisition, ownership, operation, finance, maintenance, production, development, and/or disposition of Hydrocarbon Interests, including waste recovery, (ii) the purchase, sale, brokerage, trading, or other disposition or use of such Hydrocarbon Interests, and (iii) any midstream business activities or marketing activities in respect of such Hydrocarbon Interests.

(h) “Business Opportunity” means any actual or prospective commercial, investment or other business opportunity relating to the Business with respect to which the Eligible Executive was involved with, or was aware of or possessed Confidential Information.

(i) “Cause” has the meaning set forth in the Equity Incentive Plan.

(j) “Change in Control” has the meaning set forth in the Equity Incentive Plan.

(k) “Change in Control Protection Period” means the period commencing on the date on which a Change in Control is consummated and ending the date that is 24 months thereafter.

(l) “CIC Severance Amount” means, with respect to a Level 1 Executive, an amount equal to the sum of (i) the product of (A) 2.0 and (B) the sum of such Level 1 Executive’s (I) Base Salary and (II) Target Annual Bonus and (ii) such Level 1 Executive’s Pro-Rata Target Bonus.

(m) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Committee” means the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.

(p) “Company Group” means the Company and each of its direct and indirect past, present and future subsidiaries and Affiliates.

(q) “Confidential Information” means all trade secrets, non-public information, competitively valuable information, proprietary information, confidential information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to an Eligible Executive, individually or in conjunction with others, during the period that the Eligible Executive is or has been employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services or information that any member of the Company Group has received or will receive from a third party and is obligated to keep confidential (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to the Plan. For purposes of the Plan, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Eligible Executive or any of the Eligible Executive’s agents or other wrongful act of which the Eligible Executive is aware or would reasonably be expected to be aware; or (ii) becomes available to the Eligible Executive following the Effective Date on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(r) “Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Company and its Affiliates, as applicable, such that the Eligible Executive is no longer employed by any member of the Company Group.

(s) “Disability” means an Eligible Executive is unable to perform the essential functions of such Eligible Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days or 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period. The determination of whether an Eligible Executive has incurred a Disability shall be made in good faith by the Company.

(t) “Eligible Executive” means any employee of any member of the Company Group who (i) is designated by the Committee as an “Eligible Executive” who is eligible to participate in the Plan; (ii) has executed and returned a Participation Agreement to the Company; (iii) is not covered under any other severance plan, policy, program or arrangement sponsored or maintained by the Company or any of its Affiliates; and (iv) is not a party to an employment or severance agreement with the Company or any of its Affiliates pursuant to which such employee is eligible for severance payments or benefits. The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

(u) “Environmental Attributes” means all existing and future legal and/or beneficial rights capable of being measured, verified, calculated and/or commoditized arising from or associated with landfill gas, inclusive of carbon credits and carbon offsets, or as otherwise defined under an applicable program or law. Environmental Attributes also include all tradable emission allowances, offsets, and other entitlements or credits to produce emissions issued by a governmental or quasi-governmental authority, together with all recording or registration rights for the same.

(v) “Equity Incentive Plan” means the Archaea Energy Inc. 2021 Omnibus Incentive Plan, as may be amended, restated or otherwise modified from time to time, or any successor equity incentive plan established by the Company.

(w) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(y) “Good Reason” shall exist in the event any of the following actions are taken without an Eligible Executive’s written consent: (i) such Eligible Executive’s authority with the Company or its Affiliates is, or such Eligible Executive’s duties, responsibilities or reporting relationship or structure are, diminished relative to such Eligible Executive’s authority, duties, responsibilities or reporting relationship or structure as in effect immediately prior to such change, provided, however, that, outside of a Change in Control Protection Period, in no event shall any of the following constitute Good Reason: (A) the removal of such Eligible Executive from the position of manager, director or officer of any direct or indirect Affiliate of the Company in connection with any corporate restructuring or other corporate transaction, (B) a change in such Eligible Executive’s reporting relationship or structure where such Eligible Executive retains substantially the same duties and responsibilities with respect to the Company’s business and operations as in effect immediately prior to such change or (C) a change that results in an immaterial diminution of such Eligible Executive’s authority, duties or responsibilities with the Company or its Affiliates relative to such Eligible Executive’s authority, duties or responsibilities as in effect immediately prior to such change; (ii) during a Change in Control Protection Period, a diminution in the authority, duties, responsibilities or reporting relationship or structure of the person to whom such Eligible Executive is required to report; (iii) a reduction in such Eligible Executive’s Base Salary, Target Annual Bonus, long-term incentive opportunity and/or other employee benefits, in each case, as in effect immediately prior to any such reduction, provided, however, that, outside of a Change in Control Protection Period, in no event shall a reduction in such Eligible Executive’s Base Salary, Target Annual Bonus, long-term incentive opportunity and/or other employee benefits, in each case, as in effect immediately prior to any such reduction, and, solely in the case of a reduction of Base Salary, in an amount not exceeding 10% or that applies equally to all similarly situated employees, constitute Good Reason; (iv) a relocation of the geographic location of an Eligible Executive’s principal place of employment by more than 50 miles from the location of such Eligible Executive’s then-current principal place of employment; or (v) the Company’s material failure to comply with the terms of the Plan (including the Company’s failure to obtain satisfactory agreement from any successor to the Company, its assets, its businesses or its interests (whether as a result of a Change in Control or otherwise) to assume and agree to perform the Company’s obligations under the Plan, as contemplated by Section 15(e)) or the Company’s material breach of any written agreement between the Company and such Eligible Executive. Notwithstanding the foregoing provisions of this definition or any other provision of the Plan to the contrary, any assertion by an Eligible Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) such Eligible Executive must provide written notice to the Company of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (B) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (C) the date of such Eligible Executive’s termination of employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.

(z) “Group Health Plan Amount” means, with respect to an Eligible Executive, an amount equal to the product of (i) 12 and (ii) the monthly amount of premiums for such Eligible Executive’s group health plan coverage (including coverage for such Eligible Executive’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to such Eligible Executive’s Date of Termination. For the avoidance of doubt, if, as of an Eligible Executive’s Date of Termination, such Eligible Executive does not participate in any of the Company’s group health plans, then such Eligible Executive’s Group Health Plan Amount will equal zero.

(aa) “Group Health Plan CIC Amount” means, with respect to a Level 1 Executive, an amount equal to the product of (i) 24 and (ii) the monthly amount of premiums for such Level 1 Executive’s group health plan coverage (including coverage for such Level 1 Executive’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to such Level 1 Executive’s Date of Termination. For the avoidance of doubt, if, as of a Level 1 Executive’s Date of Termination, such Level 1 Executive does not participate in any of the Company’s group health plans, then such Level 1 Executive’s Group Health Plan CIC Amount will equal zero.

(bb) “Hydrocarbon Interests” means in relation to landfills, anaerobic digesters or the Eligible Executive’s duties and responsibilities on behalf of any member of the Company Group: (i) all oil, gas or mineral rights, interests, options, leases or properties, mineral servitudes and mineral rights of any kind (including fee mineral interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), including any rights to acquire any of the foregoing, (ii) all oil and/or gas gathering, treating, compression, storage, processing, monitoring, upgrading, transporting, metering, and handling assets of any kind, including all pipelines, wells, wellhead equipment, pumping units, negative pressure devices, thermal destruction / flare devices, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, meters, utility or natural gas distribution system interconnections, compression facilities, utility interconnections and hookups, gathering systems, processing facilities, and other related equipment, facilities, or materials of any kind, and (iii) all Environmental Attributes.

(cc) “Level” means an “Executive Level” used for purposes of determining the level and/or type of severance benefits an Eligible Executive is eligible to receive. Each Eligible Executive shall be designated by the Committee as a Level 1 Executive or Level 2 Executive pursuant to such Eligible Executive’s Participation Agreement.

(dd) “Market Area” means, with respect to an Eligible Executive, (i) any state in the United States or area in Canada where the Company Group has client relationships for landfills or anaerobic digesters or to which such Eligible Executive’s duties and responsibilities on behalf of any member of the Company Group relate, (ii) any area that is within a 100-mile radius of (A) the location of such Eligible Executive’s principal place of employment on behalf of any member of the Company Group or (B) any location where any member of the Company Group is engaged in the Business; and (iii) any other geographic area in which any member of the Company Group has material plans to engage in the Business of which such Eligible Executive is aware as of such Eligible Executive’s Date of Termination.

(ee) “Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Committee prior to his or her entry into the Plan evidencing the Eligible Executive’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.

(ff) “Pro-Rata Target Bonus” means, with respect to an Eligible Executive, a pro-rated portion of such Eligible Executive’s Target Annual Bonus, determined by multiplying such Eligible Executive’s Target Annual Bonus by a fraction, (i) the numerator of which equals the number of calendar days that such Eligible Executive was employed by any member of the Company Group during the calendar year in which the Date of Termination occurs and (ii) the denominator of which equals 365 or 366, as applicable.

(gg) “Prohibited Period” means the period during which an Eligible Executive is employed by any member of the Company Group and continuing through the date that is 12 months following the Eligible Executive’s Date of Termination.

(hh) “Qualifying Termination” means the termination of an Eligible Executive’s employment (i) by any member of the Company Group without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); or (ii) due to an Eligible Executive’s resignation for Good Reason.

(ii) “Release Requirement” means the requirement that an Eligible Executive execute and deliver to the Company a general release of claims, in a form acceptable to the Company (the “Release”), on or prior to the date that is 21 days following the date upon which the Company delivers the Release to such Eligible Executive or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the Release is revoked by the Eligible Executive within any time provided by the Company for such revocation. The Company shall provide the Release to an Eligible Executive (i) in the case of a Qualifying Termination outside of a Change in Control Protection Period, within seven days following the Date of Termination and (ii) in the case of a Qualifying Termination during a Change in Control Protection Period, on the Date of Termination (or, if earlier, on the date such Eligible Executive is first notified of the Date of Termination).

(jj) “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.

(kk) “Severance Amount” means, with respect to an Eligible Executive, an amount equal to the sum of the Eligible Executive’s (i) Base Salary and (ii) Pro-Rata Target Bonus.

(ll) “Target Annual Bonus” means a Level 1 Executive’s target annual bonus for the calendar year that includes such Level 1 Executive’s Date of Termination.

3. Administration of the Plan.

(a) Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:

(i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(ii) to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(iii) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, and to designate each Eligible Executive as either a Level 1 Executive or a Level 2 Executive;

(iv) to make a determination as to the right of any person to a benefit under the Plan (including to determine whether and when there has been a termination of an Eligible Executive’s employment and the cause of such termination);

(v) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(vi) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(vii) to sue or cause suit to be brought in the name of the Plan; and

(viii) to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.

(b) Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

(c) Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

4. Eligibility. Only individuals who are Eligible Executives may participate in the Plan. The Committee has full and absolute discretion to determine and select which employees of the Company and its Affiliates are Eligible Executives. Once an employee has been designated as an Eligible Executive, he or she shall automatically continue to be an Eligible Executive until he or she ceases to be an employee or is removed as an Eligible Executive by the Committee. The Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to severance benefits from all members of the Company Group with respect to the Eligible Executives.

5. Plan Benefits.

(a) Qualifying Termination Outside of a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Company Group, ends due to a Qualifying Termination that occurs outside of a Change in Control Protection Period (or, in the case of Level 2 Executive, and solely with respect to Sections 5(a)(i) and (ii) below, at any time, whether during or outside of a Change in Control Protection Period), such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7, 8, 9, 10 and 11 below, such Eligible Executive shall also be entitled to receive:

(i) A cash severance payment in an amount equal to the Severance Amount;

(ii) The Group Health Plan Amount, payable in a lump sum cash payment on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after such Eligible Executive’s Date of Termination; and

(iii) Notwithstanding anything to the contrary in the Equity Incentive Plan or any award agreement thereunder, vesting, on the Release Effective Date (as defined below) and within 60 days after such Eligible Executive’s Date of Termination, of a pro-rated portion of such Eligible Executive’s outstanding and unvested equity incentive awards granted pursuant to the Equity Incentive Plan or otherwise, determined by multiplying the number of shares subject to such awards (at target-level for performance-based awards) by a fraction, (A) the numerator of which equals the number of calendar days that such Eligible Executive was employed by any member of the Company Group since the vesting date immediately preceding such Eligible Executive’s Date of Termination (or since the grant date, if no vesting date with respect to such an award precedes such Eligible Executive’s Date of Termination) and (B) the denominator of which is the number of calendar days between such vesting date or grant date, as applicable, and the vesting date with respect to such an award that immediately follows such Eligible Executive’s Date of Termination, and settling on the date(s) set forth in the applicable award agreement(s) evidencing such award(s), but in no event later than the Applicable March 15. For the avoidance of doubt, this Section 5(a)(iii) shall apply to a Level 2 Executive only in the case of a Qualifying Termination that occurs outside of a Change in Control Protection Period.

The amounts set forth in Section 5(a)(i) above shall be paid in substantially equal installments on the Company’s regular payroll schedule for the period commencing on the Eligible Executive’s Date of Termination and continuing until the expiration of the Eligible Executive’s Applicable Period; provided, however, that the payment of any Severance Amount that is otherwise due and payable to a Participant prior to the date the Participant’s Release becomes final, binding and irrevocable (such date, the “Release Effective Date”) shall be suspended and shall not be paid to the Eligible Executive until the Company’s first regularly scheduled pay date on or after the date that is 60 days after such Eligible Executive’s Date of Termination; provided, further, that to the extent, if any, that the aggregate amount of the installments of the Severance Amount that would otherwise be paid pursuant to this section after the Applicable March 15 exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to the Eligible Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Amount payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). Notwithstanding the foregoing, the Committee may, in its sole discretion, elect for the Company to pay an Eligible Executive’s Severance Amount under Section 5(a)(i) in a lump sum cash payment on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after such Eligible Executive’s Date of Termination (and any election by the Committee for the Company to pay an Eligible Executive’s Severance Amount in a lump sum shall not be binding on the Committee, the Company or any of its Affiliates with respect to payments to any other Eligible Executive).

(b) Qualifying Termination During a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Company Group, ends due to a Qualifying Termination that occurs during a Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7, 8, 9, 10 and 11 below, such Eligible Executive shall also be entitled to receive:

(i) Only if such Eligible Executive is a Level 1 Executive, a lump sum cash severance payment in an amount equal to the CIC Severance Amount, payable on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after such Eligible Executive’s Date of Termination;

(ii) Only if such Eligible Executive is a Level 1 Executive, the Group Health Plan CIC Amount, payable in a lump sum cash payment on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after such Eligible Executive’s Date of Termination; and

(iii) Notwithstanding anything to the contrary in the Equity Incentive Plan or any award agreement thereunder, with respect to such Eligible Executive’s (whether such Eligible Executive is a Level 1 Executive or Level 2 Executive) outstanding and unvested equity incentive awards granted pursuant to the Equity Incentive Plan or otherwise that were Assumed (as defined below) by the acquiring entity in the Change in Control to which a Change in Control Protection Period is applicable, full vesting of such awards on the Release Effective Date and within 60 days after such Eligible Executive’s Date of Termination, with performance-based vesting conditions deemed to be achieved at the greater of target and actual performance levels, measured and calculated as of the date of such Change in Control pursuant to, if applicable, a shortened performance period ending on the occurrence of such Change in Control, and such awards shall be settled on the date(s) set forth in the applicable award agreement(s) evidencing such award(s), but in no event later than the Applicable March 15. For purposes of this Section 5(b), “Assumed,” with respect to an Eligible Executive’s outstanding and unvested equity incentive awards (“Original Awards”), means that all of the following conditions are satisfied with respect to such Original Awards: (A) such Original Awards are converted into replacement awards that have a value equivalent to the value of such Original Awards at the time of the Change in Control; and (B) the replacement awards contain provisions for applicable time-based vesting and treatment upon terminations of employment (including the definitions of Cause and Good Reason, if applicable) that are no less favorable to the Eligible Executive than the Original Awards, and all other terms and conditions of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Eligible Executive than, the terms and conditions governing the Original Awards.

For clarity, with respect to such Eligible Executive’s outstanding and unvested equity incentive awards granted pursuant to the Equity Incentive Plan or otherwise that are not Assumed by the acquiring entity in a Change in Control, such awards will immediately vest as of the Change in Control with performance-based vesting conditions deemed to be achieved at the greater of target and actual performance levels pursuant to, if applicable, a shortened performance period ending on the occurrence of such Change in Control, and such awards shall be settled on the date(s) set forth in the applicable award agreement(s) evidencing such award(s), but in no event later than the Applicable March 15.

(c) Non-Qualifying Terminations of Employment. In the event that an Eligible Executive’s employment with any member of the Company Group terminates other than pursuant to a Qualifying Termination, including as a result of death or Disability, then all compensation and benefits to such Eligible Executive shall terminate contemporaneously with such termination of employment, except that (i) such Eligible Executive shall be entitled to the Accrued Amounts and (ii) all outstanding equity incentive awards then held by such Eligible Executive, pursuant to the Equity Incentive Plan or otherwise, will be treated in accordance with the award agreement applicable to such award.

(d) After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Executive is eligible to receive the Severance Amount and other severance benefits pursuant to Section 5(a) or Section 5(b) but, after such determination, the Company subsequently acquires evidence or determines that: (i) such Eligible Executive has failed to abide by the terms of Sections 7, 8, 9, 10 or 11; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Executive’s employment for Cause, then the Company shall have the right to cease the payment of the Severance Amount and to cease providing any other severance benefits under Section 5(a) or Section 5(b), and such Eligible Executive shall promptly return to the Company any payment of the Severance Amount and any other severance benefits received by such Eligible Executive prior to the date that the Company determines that the conditions of this Section 5(d) have been satisfied.

6. Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which such Eligible Executive has the right to receive from the Company or any of its Affiliates and taking into account reductions in respect of reasonable compensation for personal services to be rendered by the Eligible Executive on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Executive from the Company and its Affiliates will be one dollar less than three times such Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar less than three times such Eligible Executive’s base amount, then such Eligible Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Executives’ excise tax liabilities under Section 4999 of the Code.

7. Confidentiality. During the period in which an Eligible Executive participates in the Plan, the Eligible Executive shall be provided with, and will have access to, Confidential Information. In consideration of such Eligible Executive’s receipt of Confidential Information and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition to participation in the Plan, each Eligible Executive shall be subject to the covenants and restrictions in this Section 7 and in Sections 8, 9, 10 and 11.

(a) In General. Both during the period that an Eligible Executive is employed or engaged by or affiliated with the Company or any other member of the Company Group (the “Employment Period”) and thereafter, except as expressly permitted by the Plan, the Eligible Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Each Eligible Executive acknowledges and agrees that such Eligible Executive would inevitably use and disclose Confidential Information in violation of this Section 7 if such Eligible Executive were to violate any of the covenants set forth in Section 9. Each Eligible Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 7(b) shall apply to all Confidential Information, whether now known or later to become known to an Eligible Executive during the period that such Eligible Executive is employed or engaged by or affiliated with the Company or any other member of the Company Group.

(b) Permitted Disclosures. Notwithstanding any provision of Section 8(a) to the contrary, an Eligible Executive may make the following disclosures and uses of Confidential Information: (i) disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group; (ii) disclosures and uses that are approved in writing by the Company; or (iii) disclosures to a person or entity that has (A) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (B) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company.

(c) Return of Confidential Information. Upon the expiration of the Eligible Executive’s Employment Period, and at any other time upon request of the Company, an Eligible Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other property or equipment) in the Eligible Executive’s possession, custody or control and the Eligible Executive shall not retain any such documents or other materials or property of the Company Group. Within five days of any such request, the Eligible Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) Additional Permitted Disclosures. Notwithstanding the foregoing, nothing in the Plan shall prohibit or restrict an Eligible Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to such Eligible Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation; provided, that the Eligible Executive use reasonable best efforts to (A) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (B) request that such agency or entity treat such information as confidential. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an Eligible Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (I) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; (II) is made to such Eligible Executive’s attorney in relation to a lawsuit for retaliation against such Eligible Executive for reporting a suspected violation of law; or (III) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in the Plan requires an Eligible Executive to obtain prior authorization before engaging in any conduct described in this Section 8(d), or to notify any member of the Company Group that such Eligible Executive has engaged in any such conduct.

8. Ownership of Intellectual Property.

(a) Each Eligible Executive agrees that the Company owns, and each Eligible Executive assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data, information, and similar items authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by such Eligible Executive during the period in which such Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (i) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (ii) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and such Eligible Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support an Eligible Executive’s disclosure obligation herein, the Eligible Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by the Eligible Executive (solely or jointly with others) during the period in which the Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

(b) All of an Eligible Executive’s works of authorship and associated copyrights created during the period in which the Eligible Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of the Eligible Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by an Eligible Executive to the Company, the Eligible Executive hereby grants to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) Each Eligible Executive agrees to disclose promptly in writing to the Company Group all Company Intellectual Property conceived, reduced to practice, created, derived, developed, or made by the Eligible Executive during the Eligible Executive’s relationship with the Company Group and for one year thereafter, whether or not the Eligible Executive believes the Company Intellectual Property is subject to the Plan, to permit a determination by the Company Group as to whether or not the Company Intellectual Property is or should be considered works made for hire. The Company Group will receive that information in confidence.

(d) Each Eligible Executive recognizes that the Plan will not be deemed to require assignment of any invention or intellectual property that the Eligible Executive developed entirely on the Eligible Executive’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, the Plan does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(e) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” such as the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent an Eligible Executive retains any Moral Rights under applicable law, the Eligible Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and the Eligible Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Each Eligible Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(f) If, in the course of an Eligible Executive’s employment with or affiliation with the Company or any other member of the Company Group, such Eligible Executive uses in connection with or otherwise incorporates into the product, process, or device of any member of the Company Group any inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which an Eligible Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by such Eligible Executive prior to the Eligible Executive’s employment with or affiliation with the Company or any other member of the Company Group, or in which the Eligible Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”), the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with (i) such product, process, or device of any member of the Company Group and (ii) the conduct of the business of the Company Group, in each case, without diminishing any rights or claims of the Company to any Company Intellectual Property or otherwise.

(g) Each Eligible Executive shall perform, during and after the period in which such Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(h) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure an Eligible Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), the Eligible Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as the Eligible Executive’s agents and attorneys-in-fact to act for and on Eligible Executive’s behalf and instead of the Eligible Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by the Eligible Executive.

(i) In the event that an Eligible Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, the Eligible Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to the Eligible Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure the Eligible Executive’s signature to any document required to assign said contracts or agreements, or if the Eligible Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to the Eligible Executive’s termination, the Eligible Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as the Eligible Executive’s agents and attorneys-in-fact to act for and on the Eligible Executive’s behalf and instead of the Eligible Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

9. Non-Competition; Non-Solicitation.

(a) The Company shall provide each Eligible Executive access to Confidential Information for use only during the Employment Period and in consideration of the Company providing each Eligible Executive with access to Confidential Information and as an express incentive for the Company to permit each Eligible Executive to participate in the Plan, each Eligible Executive has voluntarily agreed to the covenants set forth in this Section 9. Each Eligible Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause the Eligible Executive undue hardship, and are intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period, each Eligible Executive shall not, without the prior written approval of the Company, directly or indirectly (other than on behalf of a member of the Company Group), for the Eligible Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate within (or prepare to engage in or participate within) the Market Area in the Business, which prohibition shall prevent the Eligible Executive from directly or indirectly: (A) owning, investing in, managing, controlling, operating, lending one’s name to, or being an officer or director of, any person or entity engaged in, or planning to engage in, the Business, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with or providing services or assistance to, any person or entity engaged in, or planning to engage in, the Business (with respect to this clause (B)) in which the Eligible Executive’s duties or responsibilities are the same as or similar to (or involve direct or indirect oversight over duties or responsibilities that are the same as or similar to) the duties or responsibilities that the Eligible Executive had on behalf of any member of the Company Group;

(ii) appropriate any Business Opportunity of, or relating to, any member of the Company Group;

(iii) solicit, canvass, approach, encourage, entice or induce, or attempt to solicit, canvass, approach, encourage, entice or induce any current or prospective customer or supplier of any member of the Company Group for whom or which the Eligible Executive had direct or indirect responsibility for any member of the Company Group, or about whom or which the Eligible Executive obtained any Confidential Information, to cease or lessen such customer’s or supplier’s business with any member of the Company Group or otherwise adversely interfere with such relationship; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate or reduce his, her or its employment or engagement with any member of the Company Group or otherwise adversely interfere with such relationship.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 7 and in this Section 9, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group, at law and equity.

(d) The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be severed or reformed, and then enforced to the fullest extent which such arbitrator or court deems reasonable, and the Plan shall thereby be reformed.

10. Non-Disparagement. Each Eligible Executive agrees that the Eligible Executive will not (and will not cause or direct any person or entity to), directly or indirectly, at any time, make, publish or communicate to any person, entity or organization, any defamatory, negative or disparaging remarks, comments or statements concerning the Company Group or its businesses, products or services, or any of its or their employees, investors, members, officers, attorneys, directors, owners, agents, customers, suppliers, investors and other business relations.

11. Cooperation. Each Eligible Executive agrees that during the Employment Period and thereafter (regardless of whether the Eligible Executive resigns or the Eligible Executive’s employment is terminated by the Company Group or the reason for such resignation or termination), the Eligible Executive shall provide reasonable and timely cooperation in connection with: (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory, or governmental entity, or by or on behalf of the Company Group, or otherwise), that relates to events occurring during the Eligible Executive’s employment by the Company Group or about which the Company Group otherwise believes the Eligible Executive may have relevant information; (b) the transitioning of the Eligible Executive’s role and responsibilities to other personnel; and (c) the provision of information in response to the Company Group’s requests and inquiries in connection with the Eligible Executive’s separation of employment. Each Eligible Executive’s cooperation shall include being available to (i) meet with and provide information to the Company Group and its counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed. Except in connection with any investigation, civil or administrative proceeding or arbitration in which an Eligible Executive has been named a defendant in his or her individual capacity, the Company shall reimburse such Eligible Executive for reasonable travel, lodging and similar expenses incurred in connection with the foregoing cooperation pursuant to this Section 11. For the avoidance of doubt, such reimbursement or other consideration provided to an Eligible Executive pursuant to the Plan are in no way dependent upon the outcome of any litigation or government inquiry or on the content of any testimony such Eligible Executive may provide in connection with such litigation or government inquiry.

12. Prior Obligations. Each Eligible Executive hereby represents and warrants that the Eligible Executive is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit the Eligible Executive from complying with the Plan or fully performing each of the Eligible Executive’s duties and responsibilities for the Company Group, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to the Eligible Executive by any member of the Company Group. Each Eligible Executive expressly acknowledges and agrees that the Eligible Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and the Eligible Executive promises that the Eligible Executive shall not do so. Each Eligible Executive shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

13. Consent to Notification. If an Eligible Executive ceases to be employed by any member of the Company Group, the Eligible Executive hereby grants consent to notification by the Company Group to any new employer, any third party engaging the Eligible Executive’s services, or any entity to which the Eligible Executive becomes a partner, member, employee or otherwise engaged about the Eligible Executive’s rights and obligations under the Plan.

14. Claims Procedure and Review.

(a) Filing a Claim. Any Eligible Executive that the Committee determines is entitled to severance benefits under the Plan is not required to file a claim for benefits. Any Eligible Executive (i) who is not paid severance benefits hereunder and who believes that he or she is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that he or she is entitled to greater benefits hereunder may file a claim for severance benefits under the Plan in writing with the Committee.

(b) Initial Determination of a Claim. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c) Appeal of a Denied Claim. Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the Participant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to 180 days for an initial claim or 120 days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.

(d) Compliance with ERISA. The benefits claim procedure provided in this Section 14 is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Section 14 shall be interpreted, construed, and limited in accordance with such intent.

15. General Provisions.

(a) Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.

(b) No Mitigation. No Eligible Executive shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.

(c) Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.

(d) Amendment and Termination. Prior to a Change in Control, the Board and the Committee shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as an Eligible Executive); provided that no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan; and provided, further, that, to the extent any such amendment has a detrimental impact to any Eligible Executive, such amendment will become effective with respect to such Eligible Executive six months following approval by the Board or Committee. Notwithstanding the foregoing, upon a Change in Control and during a Change in Control Protection Period, no amendment or termination of the Plan shall impair any rights or obligations to any Eligible Executive under the Plan (including the removal of an individual as an Eligible Executive) unless such Eligible Executive expressly consents to such amendment or termination.

(e) Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interests (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

(f) Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

(g) Unfunded Obligation. All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(h) Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.

(i) COBRA. Subject to the rules and regulations of COBRA, in connection with an Eligible Executive’s Date of Termination, the Company will provide an Eligible Executive the option to elect to continue group health plan coverage through COBRA. The election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain such Eligible Executive’s sole responsibility, and neither the Company nor any of its Affiliates will assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

(j) Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Executive’s death or (ii) the date that is six months after such Eligible Executive’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.

(k) Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan).

(l) Status. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

(m) Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of the Eligible Executive’s covenants and obligations under Sections 7, 8, 9, 10 and 11 and shall be entitled to enforce such obligations as if a party hereto.

(n) No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.

(o) Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(p) Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.

(q) Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.

(r) Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address: Compensation Committee of the Board of Directors, c/o Archaea Energy Inc., 500 Technology Drive, Second Floor, Canonsburg, Pennsylvania 15317.

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